CONTACT:
Patrick Pedonti, Chief Financial Officer     Van Negris
Accent Color Sciences, Inc.   Kehoe, White, Savage &
Company, Inc.
(860) 610-4045 (212) 888-1616
FOR IMMEDIATE RELEASE
ACCENT COLOR SCIENCES COMPLETES
$4.5 MILLION PRIVATE EQUITY FINANCING

EAST HARTFORD, CT - JANUARY 13, 1998 - Accent Color
Sciences, Inc. (Nasdaq: ACLR), a development stage company, today announced it has completed a private equity financing of Convertible Preferred Stock and Common Stock warrants with gross proceeds of $4,500,000. The Zannett Securities
Corporation, based in New York City, facilitated the transaction.

The Preferred Stock is convertible into the Company's Common Stock at a conversion rate which is based on the future market price of such shares. The Preferred Stock is redeemable by the Company under certain conditions and bears an annual premium of 6 percent, payable in cash or stock at the Company's option. The Company issued warrants that provide for the purchase of 300,000 shares of Common Stock at $2.75 per share. The conversion rate of the Preferred Stock and the exercise price of the warrants are subject to various terms and adjustments.

The Company expects to use the proceeds from the financing for operations and working capital purposes.

Accent Color Sciences, Inc. designs, manufactures and sells innovative, high-speed spot color printing systems - Truecolor(tm) Systems - for the production printing and production publishing segments of the printing industry. Truecolor(tm) Systems, when integrated with high-speed, digital, black-on-white printers, creates a system that prints or highlights critical information in multiple colors for large-volume applications. Such applications include billing statements, account statements, invoices, legal notices, brochures, financial reports and short-run, on-demand publications.

Press releases and other information are available on Accent
Color Sciences' World Wide Web site at
http://www.accentcolor.com.